Exhibit 1.1

                     Insured Municipals Income Trust
                       212th Insured Multi-Series

                             Trust Agreement

                                                 Dated:  January 23, 1997

     This Trust Agreement between Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust, For Van Kampen American Capital Distributors, Inc. Tax-Exempt Trust, Dated March 16, 1995" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                            Witnesseth That:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:


                                 Part I


                 Standard Terms and Conditions of Trust

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                 Part II


                  Special Terms and Conditions of Trust

     The following special terms and conditions are hereby agreed to:

          (a) The Bonds defined in Section 1.01(4), listed in the Schedules hereto, have been deposited in the Trusts under this Trust Agreement.

          (b) The fractional undivided interest in and ownership of the various Trusts represented by each Unit thereof is the amount set forth under "Summary of Essential Financial Information-Fractional Undivided Interest in the Trust per Unit" in Prospectus Part I.

          (c) The approximate amounts, if any, which the Trustee shall be required to advance out of its own funds and cause to be paid to the Depositor pursuant to Section 3.05 shall be the amount per Unit that the Trustee agreed to reduce its fee or pay Trust expenses set forth in the footnotes to the "Per Unit Information" for each Trust in Prospectus Part I times the number of units in such Trust referred to in Part II (b) of this Trust Agreement.

         (d) The First General Record Date and the amount of the second distribution of funds from the Interest Account of each Trust shall be the record date for the Interest Account and the amount set forth under "Per Unit Information" for each Trust in Prospectus Part I.

          (e) The First Settlement Date shall be the date set forth under "Summary of Essential Financial Information-First Settlement Date" in Prospectus Part I.

          (f) Any monies held to purchase "when issued" bonds will be held in noninterest bearing accounts.

          (g) The Evaluation Time for purpose of sale, purchase or redemption of Units shall be 4:00 P.M. Eastern time.

          (h) As set forth in Section 3.05, the Record Dates and Distribution Dates for each Trust are those dates set forth in the section entitled "Per Unit Information" for each Trust as appears in Prospectus Part I.

          (i) As set forth in Section 3.15, the Evaluator's Annual Supervisory Fee shall be that amount set forth in "Summary of Essential Financial Information-Evaluator's Annual Supervisory Fee" in Prospectus Part I.